Exhibit 10.13

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (this “Amendment”), dated for reference purposes only, June 9, 2004, is by and between 501 SECOND STREET ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and RIVERBED TECHNOLOGY, INC., a Delaware corporation (“Tenant”), formerly known as NBT Technology, Inc. (“NBT”).

RECITALS:

A. Landlord and NBT entered into a written Office Lease dated January 23, 2003 (the “Original Lease”), for premises (the “Original Premises”) containing approximately 5,587 rentable square feet designated as Suite 410 of the building commonly known as 501 Second Street, San Francisco, California (the “Building”).

B. Pursuant to an amendment to its Articles of Incorporation filed with the Delaware Secretary of State on October 16, 2003, NBT changed its name to Riverbed Technology, Inc.

C. Landlord and Tenant entered into that certain First Amendment of Lease dated January 16, 2004, pursuant to which Tenant leases from Landlord certain premises containing approximately 800 rentable square feet designated as Suite 415 of the Building (the “Additional Space”) on a month-to-month basis. The Original Lease, as amended by the First Amendment of Lease, is sometimes referred to herein as the “Existing Lease”.

D. The Lease Term for the Original Premises is scheduled to terminate on February 13, 2005.

E. Landlord and Tenant desire to (i) extend the Lease Term for the Original Premises to February 13, 2007, (ii) modify the Basic Rental for the Original Premises, (iii) replace Paragraph 27 of the Original Lease concerning Tenant’s option to extend the Lease Term, and (iv) make certain other modifications to the Existing Lease, all upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

AGREEMENT:

1. Use of Defined Terms; Effective Date.

(a) Defined Terms. Unless otherwise defined herein or unless the context clearly requires otherwise, capitalized words and terms used in this Amendment shall have the meanings ascribed to them in the Existing Lease. The Existing Lease, as amended by this Amendment, is sometimes referred to herein as the “Lease.” The provisions of the Recitals above are fully incorporated herein by this reference.

(b) Effective Date. All provisions of this Amendment shall be effective as of June 9, 2004.

2. Amendments to Existing Lease.

(a) Lease Term. Paragraph I of the Summary of Lease Terms is hereby deleted and replaced by the following:

“I.	Lease Term: [Paragraph 2]	The term of this Lease shall be for four (4) years

	Commencement Date:	February 14, 2003

	Expiration Date:	February 13, 2007”

(b) Basic Rental. Paragraph J of the Summary of Lease Terms is hereby amended by adding the following:

Lease Years	Basic Annual Rental/Sq. Ft.	Basic Annual Rental	Basic Monthly Rental
Lease Year 3 (March 1, 2005 – February 28, 2006) and Lease Year 4 (March 1, 2006 – February 13, 2007)	$23.00	$128,501.00	$10,708.42

(c) Option to Extend. Paragraph 27 of the Original Lease is hereby deleted in its entirety, and replaced by the following:

“27. OPTIONS TO EXTEND.

(a) Landlord hereby grants to Tenant two (2) successive options to extend the Lease Term (each, an “Extension Option”) for an additional period of one (1) year each (each, an “Extension Term”), on the terms and subject to the conditions set forth in this Paragraph; provided, however, that (i) the Extension Options shall be exercised, if at all, only with respect to all of the Original Premises (as defined in the Second Amendment of Lease); (ii) the second Extension Option may be exercised only if the first Extension Option has been duly exercised; and (iii) if there is an Event of Default either at the time Tenant exercises an Extension Option or at any time thereafter prior to or upon the commencement of the applicable Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Extension Option and to unilaterally revoke Tenant’s exercise of the Extension Option, in which event this Lease shall expire on the then-current Expiration Date, unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Lease Term.

(b) Tenant shall exercise an Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election not later than six (6) months prior to the then-current Expiration Date, the time of such exercise being of the essence. Subject to the provisions of this Paragraph, upon the giving of such notice, this Lease and the Lease Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the applicable Extension Term had originally been included in the Term.

(c) If Tenant exercises an Extension Option pursuant to Paragraph 27(b) above, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Extension Term, except that (i) the Basic Rental during the first Extension Term shall be ninety-five percent (95%) of the Prevailing Market Rate (as defined below) for the Original Premises valued as of the commencement of the first Extension Term, as determined under Paragraph 27(d) below; (ii) the Basic Rental during the second Extension Term shall be ninety-five percent (95%) of the Prevailing Market Rate for the Original Premises valued as of the commencement of the second Extension Term, as determined under Paragraph 27(d) below; (iii) Tenant shall continue to possess and occupy the Original Premises in their existing condition, “as is”, as of the commencement of each Extension Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Original Premises, to perform any other construction or other work of improvement upon the Original Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever; subject, however, to Landlord’s maintenance, repair and reconstruction obligations set forth elsewhere in this Lease; and (iv) Tenant shall have no further rights to extend the Lease Term after the expiration of the second Extension Term.

(d) The Prevailing Market Rate shall be determined in the manner set forth hereinbelow; provided, however, that (i) in no event shall the Basic Annual Rental payable during the first Extension Term be less than the Basic Annual Rental payable for the twelve (12) month period immediately preceding the commencement of the first Extension Term; and (ii) in no event shall the Basic Annual Rental payable during the second Extension Term be less than the Basic Annual Rental payable for the twelve (12) month period immediately preceding the commencement of the second Extension Term. In making the comparisons under this Paragraph 27(d), Basic Annual Rental shall be expressed on a per rentable square foot basis.

(i) The term “Prevailing Market Rate” shall mean the Basic Annual Rental that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Original Premises in office buildings located in the vicinity of the Building which are comparable in quality, location and prestige to the Building (the “Comparison Buildings”), based upon binding lease transactions for tenants in the Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the applicable Extension Term (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (A) the length of the Lease Term compared to the lease term of the Comparison Leases; (B) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, escalation provisions, all other payments and escalations; (C) the size of the Original Premises, compared to the size of the premises of the Comparison Leases; (D) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (E) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (F) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors); and (G) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant.

(ii) Landlord shall deliver to Tenant, not later than three (3) months prior to the commencement of the applicable Extension Term, a good faith written proposal of the Prevailing Market Rate for the Original Premises. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (A) that Tenant accepts Landlord’s proposal or (B) that Tenant elects to submit the determination of Prevailing Market Rate to arbitration in accordance with Paragraph 27(d)(iii) below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Prevailing Market Rate shall be binding upon Tenant.

(iii) If Tenant timely elects to submit the determination of Prevailing Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Prevailing Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Paragraph, and the parties shall immediately execute an amendment to this Lease stating the Prevailing Market Rate and the Basic Rental for the applicable Extension Term. If Landlord and Tenant are unable to agree on the Prevailing Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of Prevailing Market Rate, supported by the reasons therefor (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower, then the Prevailing Market Rate shall be the average of the two Determinations. In every other case, the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations establishing the only two choices available to the Appraisal Panel (as hereinafter defined). Within ten (10) days after the parties exchange Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial office space similar to the Real Property in the City of San Francisco immediately prior to his or her appointment, and be familiar with the rentals then being charged in Comparable Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator within said ten (10) day period, then the Prevailing Market Rate shall be the Determination of the other party. Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified, independent arbitrator who has not had any prior personal or business relationship with either party (the “Independent Arbitrator”). If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge for the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Appraisal Panel”). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within a reasonable time following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Prevailing Market Rate, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The Appraisal Panel shall attempt to render a decision within fifteen (15) business days after appointment. In any case, the Appraisal Panel shall render a decision within forty-five (45) days after appointment. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

(iv) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Paragraph 27, Tenant shall pay Basic Monthly Rental during the applicable Extension Term in the amount equal to the Basic Monthly Rental payable by Tenant prior to the commencement of such Extension Term. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord the amount of any deficiency in the Basic Rental previously paid by Tenant.

(e) Tenant’s right to exercise an Extension Option is personal to, and may be exercised only by, the original Tenant under this Lease or a Permitted Transferee to whom Tenant has assigned this Lease pursuant to Paragraph 12(i) above, and only if the original Tenant or a Permitted Transferee continues to occupy all of the Original Premises at the time of such exercise. If Tenant shall assign this Lease (other than to a Permitted Transferee) or sublet all or any portion of the Original Premises, then, at Landlord’s election, immediately upon such assignment or subletting, Tenant’s right to exercise the Extension Option(s) shall simultaneously terminate and be of no further force or effect. No assignee (other than a Permitted Transferee) or subtenant shall have any right to exercise the Extension Options granted herein.

3. Condition of Premises. Tenant is familiar with the condition of the Original Premises, and is entering into this Amendment without any obligation of Landlord to repair, remodel, improve or alter the Original Premises, to perform any other construction or other work of improvement upon the Original Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever; subject, however, to Landlord’s maintenance, repair and reconstruction obligations set forth in the Existing Lease. As of the date of this Amendment, Tenant represents and warrants to Landlord that Tenant is not aware of any dangerous conditions or other defects existing in or about the Original Premises or the Additional Space.

4. Additional Space. Nothing in this Amendment shall be construed to modify the month-to-month nature of the lease of the Additional Space or the Basic Rental payable by Tenant for the Additional Space. Landlord and Tenant acknowledge and agree that the Extension Options described in Section 2(c) hereof apply only to the Original Premises, and not to the Additional Space.

5. Tenant’s Certification. Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, (a) there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, (b) to Tenant’s knowledge, Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and (c) to Tenant’s knowledge, there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default. The foregoing shall not be deemed to constitute a waiver of any unexpired and unexercised right Tenant may have under the Lease to review Landlord’s records of Operating Expenses and Real Property Taxes.

6. Real Estate Brokers. Tenant represents and warrants that Tenant has not had any dealings with any broker in connection with the negotiation or execution of this Amendment other than Colliers International and BT Commercial Corporation, and Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all costs (including attorneys’ fees), expenses or liability for commissions or other compensation claimed by any other broker or agent claiming to have had dealings with Tenant in connection with this Amendment.

7. Miscellaneous.

(a) Except as modified by this Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed.

(b) To the extent the terms of the Existing Lease and this Amendment are inconsistent, the terms of this Amendment shall control.

(c) The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an Amendment to the Existing Lease unless and until it has been executed and delivered by both Landlord and Tenant. Tenant has full power and authority to enter into this Amendment; the execution, delivery and performance of this Amendment by Tenant have been duly and validly authorized by all necessary action on the part of Tenant and all required consents and approvals have been duly obtained; and the person or persons executing this Amendment on behalf of Tenant are authorized to do so. Landlord has full power and authority to enter into this Amendment; the execution, delivery and performance of this Amendment by Landlord have been duly and validly authorized by all necessary action on the part of Landlord and all required consents and approvals have been duly obtained; and the person or persons executing this Amendment on behalf of Landlord are authorized to do so.

(d) This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. There are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter hereof, and none shall be used to interpret or construe the Existing Lease as amended hereby. Tenant acknowledges that all prior communications from Landlord or its agents with respect to the subject matter hereof are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

(e) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same document.

Signatures follow on next page.

IN WITNESS WHEREOF, the parties have caused this Second Amendment of Lease to be executed on the respective dates set forth below.

LANDLORD:

501 SECOND STREET ASSOCIATES, LLC, a Delaware limited liability company

By:	501 Second Street, L.P., a Delaware limited partnership Member

	By:	501 Second Street Management, LLC, a Delaware limited liability company General Partner

		By:	SKS 501 Second Street, LLC, a Delaware limited liability company Managing Member

			By:	/s/ Paul Stein

Name:

Title:

Date of Execution: ______________

TENANT:

RIVERBED TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Randy Gottfried

Name:	Randy Gottfried

Title:	CFO

By:	/s/ Jerry Kennelly

Name:	Jerry Kennelly

Title:	CEO

Date of Execution: ______________

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